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EXHIBIT 10.7

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AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT OF

WADDELL D. LOFLIN

This shall constitute Amendment No. 1 to that certain Employment Agreement (the "Employment Agreement"), dated June 1, 1999, by and between USURF America, Inc., a Nevada corporation ("Employer"), and Waddell D. Loflin ("Employee").

WHEREAS, Employer has entered into a Securities Purchase Agreement (the "Purchase Agreement") with Evergreen Investments, LLC ("Purchaser"); and

WHEREAS, as a condition precedent to Purchaser's obligations of Purchaser under the Purchase Agreement, Employee shall have agreed to shorten the term of the Employment Agreement to six months and waive the payment by Employer of Employee's accrued and unpaid salary; and

WHEREAS, as a condition precedent to Purchaser's obligations under the Purchase Agreement, Employee and Employer are required to enter into an amendment to the Employment Agreement that reflects the changes to the Employment Agreement described in the foregoing paragraph; and

WHEREAS, Employee is willing to continue to be employed by Employer on the terms, covenants and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of such employment and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Employer and Employee hereby agree as follows:

SECTION I. AMENDMENTS TO EMPLOYMENT AGREEMENT

In consideration of Employer's payment to Employee described in Section IV below, Employee agrees to the amendment to the Employment Agreement described in this Section:

A. Section VII, Subparagraph (A), Term, of the Employment Agreement is deleted in its entirety and replaced with the following:

"The term of this Agreement shall be a period of six months, commencing on April 15, 2002."

In all other respects, the Employment Agreement is ratified and affirmed.

SECTION II. ACCRUED SALARY OF EMPLOYEE

In consideration of Employer's payment to Employee described in Section IV below, Employee hereby releases Employer from its obligation to pay any and all accrued and unpaid salary owed to Employee through the date hereof and waives any and all rights to the payment thereof.

SECTION III. RESTRICTION ON SALES OF STOCK BY EMPLOYEE

In consideration of Employer's payment to Employee described in Section IV below, Employee agrees that, with respect to the shares of common stock of Employer owned by him as of the date immediately preceding the date hereof, he shall, for the one-year period immediately following the date hereof, comply with the provisions of Rule 144 of the Securities and Exchange Commission.

SECTION IV. PAYMENT TO EMPLOYEE

In consideration of Employee's agreeing to the provisions contained in Sections I, II and III hereof, Employer shall, on the date of the closing under the Purchase Agreement, deliver to Employee 2,000,000 shares of Employer's common stock. Employee agrees that, for the one-year period immediately following the date hereof, he shall not sell or otherwise transfer any of the shares to be delivered to him hereunder, without the prior written consent of Employer. In further consideration of Employee's agreeing to the foregoing restriction on transfer, Employer agrees that it shall not implement a reverse split of its outstanding common stock at any time during the 18-month period immediately following the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Employment Agreement of Waddell D. Loflin as of the 8th day of April, 2002.

EMPLOYER:

USURF AMERICA, INC.

By: /s/ DAVID M. LOFLIN

David M. Loflin

President

EMPLOYEE:

/s/ WADDELL D. LOFLIN

Waddell D. Loflin